Exhibit 99.1

News Release

For Immediate Release	For Further Information, Contact:
July 26, 2022	Erica Campbell, Hines
212-294-9024
Erica.Campbell@hines.com

HINES GLOBAL INCOME TRUST ACQUIRES NEW BOUTIQUE OFFICE BUILDING IN PRIME HOUSTON MIXED-USE COMMUNITY

(HOUSTON, TEXAS) – Hines, the global real estate firm, today announced that Hines Global Income Trust (“HGIT”) has acquired 200 Park Place for $145 million. As one of the most highly sought-after office buildings in Houston, the state-of-the-art project, which boasts over 206,000 square feet, is part of an upscale mixed-use community within Houston’s Inner Loop, making it a premium location for current and future tenants.
Located at 400 Westheimer Road, the asset is 100% leased to a diverse roster, with JLL and Buckeye Partners serving as the anchor tenants. Surrounded by walkable high-end shops, restaurants and green space, 200 Park Place offers tenants a unique live-work-play experience. Completed in April 2020, the building is WELL and LEED certified and is fully electric, exceeding current local codes relative to sustainability and performance requirements.
“As high-profile companies continue to look to Houston for best-in-class, well-amenitized buildings, and Houston continues to lead the U.S. on return-to-office rates, our acquisition of 200 Park Place allows us to strategically capitalize on these trends and the ongoing evolution of commercial real estate,” said Janice Walker, chief operating officer of Hines Global Income Trust. “200 Park Place is a high-quality asset with an environmentally sustainable approach making it an attractive addition to the portfolio especially when factoring in its basis which is below current replacement cost. We are focused on continued diversification of the portfolio with institutional-quality, next-generation assets in dynamic locations, because tenants are eager for this kind of product.”
“Houston’s River Oaks District is a centrally located submarket that is continuing to see interest from those looking to work and play in an engaging, upscale neighborhood,” said John Mooz, senior managing director at Hines. “200 Park Place’s modern design and walkable amenities differentiate it from other office and retail opportunities along Westheimer Road, making it a strategic location for investment in this key submarket.”

The acquisition joins a $3.4 billion portfolio that is roughly two-thirds weighted toward the industrial and living sectors. HGIT is diversified by geography and real estate asset class with a focus on dynamic sectors and markets.

About Hines Global Income Trust
Hines Global Income Trust is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about HGIT, visit www.hinesglobalincometrust.com.

About Hines
Hines is a privately owned global real estate investment firm founded in 1957 with a presence in 285 cities in 28 countries. Hines oversees investment assets under management totaling approximately $90.3 billion¹. In addition, Hines provides third-party property-level services to 373 properties totaling 114.2 million square feet. Historically, Hines has developed, redeveloped or acquired approximately 1,530 properties, totaling over 511 million square feet. The firm currently has more than 198 developments underway around the world. With extensive experience in investments across the risk spectrum and all property types, and a foundational commitment to ESG, Hines is one of the largest and most-respected real estate organizations in the world. Visit http://www.hines.com for more information.
¹Includes both the global Hines organization as well as RIA AUM as of December 31, 2021.

Forward Looking Statements
Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisition described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, the potential long-term performance of this property, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with Hines being able to successfully manage the property, risks associated with an economic downturn in the region or the studio sector, and other risks described in the "Risk Factors" section of HGIT’s Annual Report on Form 10-K for the year ended December 31, 2021, as updated by its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements.